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                                                                   EXHIBIT 21.01

                         SUBSIDIARIES OF THE REGISTRANT

I-Venture Management LLC (a Delaware limited liability company)

Sitch AB (a Swedish corporation)

Akula Internet Publishing, Inc. (a development stage company)

internet.com Canada Corporation (a Nova Scotia unlimited liability company)

japan.internet.com K.K. (a Japanese corporation)

france.internet.com SARL (a French limited liability company)